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Exhibit 99.1

24/7 Real Media, Inc. Announces Acquisition of Insight First

Leading Web Analytics Company Joins 24/7's Suite of Technology Solutions

24/7 Stakes Claim as Leader in Providing Strategies and Tools
to Manage Interactive Marketing Communications

        NEW YORK, Jan. 22, 2003—24/7 Real Media, Inc. (Nasdaq: TFSM) announced today that it has acquired Insight First, the online industry's leading Web analytics platform. The addition of Insight First to 24/7's existing suite of technology solutions gives the company a leadership position as the one-stop-shop for the strategies and tools needed to address the three principal components of interactive communication: technology, content and audience management. The company is now poised to offer a technology platform that merges advertising delivery and content analytics.

        David J. Moore, chairman and chief executive officer of 24/7 Real Media, said, "Insight First is a pre-eminent Web analytics firm, and the addition of its Web analytics tool to our suite of technology solutions is a major development for our company. Combined with our existing products, we can now offer online publishers a full range of solutions to help them best monetize their Web sites. At the same time, we can help advertisers better understand and more effectively target their best Web customers. The acquisition of Insight First is a testament to our commitment to provide the premier online tools and strategies for publishers and advertisers to manage the three key components of interactive marketing communications: technology, content and audience."

        Insight First is a strong complement to Open AdStream™, 24/7's proprietary online ad serving technology available in local and fully-hosted versions. With over 350 publisher clients globally, Open AdStream has proven to be an extremely effective way for Web publishers to manage their advertising revenue.

        In conjunction with the acquisition of Insight First, the company's founder and chief executive officer, Tony Schmitz, has joined 24/7 Real Media as chief technology officer. He is based in New York and reports to Moore. Schmitz has more than 17 years experience as an entrepreneur and technologist. Before creating Insight First, Schmitz was managing partner at marchFIRST (formerly USWeb/CKS) and led a team that revamped American Airlines' entire Internet technology infrastructure. He also served as chief technology officer at Gray Peak Technologies and as a principal at Reach Networks.

        Schmitz said, "At Insight First, we created what we consider to be a superior analytics product for marketers and sales professionals. Now, by adding this product to 24/7 Real Media's own leading-edge technology, I believe we have a suite of products that will meet every advertising-related need of Web publishers and marketers. I am tremendously excited about taking this powerful combination out into the marketplace."

        24/7 Real Media will cross-sell Insight First and Open AdStream to each other's customer base to enhance Web publishers' ability to monetize their sites. Insight First's clients include MTV, Nickelodeon, VH1 and UAL Loyalty Services.

        Insight First was founded in 2000. The company's Web analytics product was built with marketing and sales professionals in mind, designed to speak the same language that a business uses when talking about its customers. Insight First's analytics platform reports in real time. It provides revenue-generating marketing intelligence to Web site publishers and helps companies measure, analyze and monetize their interactive audience. Among other functions, Insight First's platform enables marketers and IT professionals to perform behavioral segmentation and click stream analysis, and allows customers to leverage behavioral information across other applications such as e-commerce or content.

        Terms of the acquisition by 24/7 Real Media, Inc. were not disclosed.

About 24/7 Real Media, Inc.

        24/7 Real Media provides marketing and technology solutions to online marketers and publishers to maximize customer relationships and revenue. Products and services include Internet ad serving technology, online media representation, integrated marketing solutions comprised of network and site specific advertising, online promotions and search engine optimization. The company is headquartered in New York, with offices in other major U.S. cities, Europe and Canada. For more information, please visit www.247realmedia.com.

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Forward-looking statements:

        This news release includes certain ``forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are naturally subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to changes in economic, business, competitive and/or regulatory factors. More detailed information about those factors is set forth in the most recent quarterly report and other filings with the Securities and Exchange Commission made by the Company and other public companies named herein. The Company is not under any obligation to (and expressly disclaims any obligation to) update or reaffirm its forward-looking statements whether as a result of new information, future events or otherwise.

CONTACT
Mark Braff
Braff Communications
201-797-8182
mbraff@braffcommunications.com

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Exhibit 99.1
24/7 Real Media, Inc. Announces Acquisition of Insight First Leading Web Analytics Company Joins 24/7's Suite of Technology Solutions 24/7 Stakes Claim as Leader in Providing Strategies and Tools to Manage Interactive Marketing Communications